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Exhibit (9)(i)

STATE STREET BANK & TRUST COMPANY

Fee Information for Services as Plan, Transfer and Dividend Disbursing Agent

SANFORD C. BERNSTEIN FUND, INC.

- Bernstein Government Short Duration Portfolio
- Bernstein Short Duration Plus Portfolio
- Bernstein New York Municipal Portfolio
- Bernstein Diversified Municipal Portfolio
- Bernstein Intermediate Duration Portfolio
- Bernstein California Municipal Portfolio
- Bernstein Short Duration New York Municipal Portfolio
- Bernstein Short Duration California Municipal Portfolio
- Bernstein Short Duration Diversified Municipal Portfolio
- Bernstein International Value Portfolio
- Bernstein Emerging Markets Value Portfolio

General: Fees are based on an annual per shareholder account charge for account maintenance plus out-of-pocket expenses. Annual maintenance charges are given below. There is a minimum charge per portfolio on the following schedule:

Year One       $1,000/month/portfolio
Year Two       $1,250/month/portfolio
Year Three     $l,800/month/portfolio

Annual Maintenance Charges: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month opens or closes.

Daily Dividend Funds

Basic annual per account fee                               $10.00
(This includes the processing of 8 share transaction per account)

Any manual share transaction over the 8 per year            $1.50 each

Disaster Recovery/Emergency backup per account,
per year                                                    $0.25 each

Other Fees:

Omnibus Accounts - per transaction                          $2.50 each

Closed Accounts - per account, per month                    $0.10

Out-Of-Pocket Expenses: Out-of-Pocket expenses include but are not limited to: confirmation production, postage, forms, telephone, microfilm, microfiche, and expenses incurred at the specific direction of the Fund. Postage of mass mailings is due seven days in advance of the mailing date.


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Payment: The above fees will be charged against the Fund's custodian checking account five days after the invoice is mailed to the Fund's offices.

SANFORD C. BERNSTEIN FUND, INC.

By:  Jean Margo Reid
Title: Secretary
Date:  July 18, 1996

STATE STREET BANK & TRUST CO.

By: Ronald E. Logue
Title: Executive Vice President

Date: